Exhibit 99.1

DSW Inc. and Authentic Brands Group Complete Acquisition of Legendary Footwear and

Accessories Organization Camuto Group

Deal Transforms DSW Inc. into One of North America’s Largest Footwear Companies, Provides

Immediate Access to a World-Class Sourcing and Design Operation

November 6, 2018, Columbus, OH - DSW Inc. (NYSE: DSW), a leading North American footwear and accessories retailer, today announced it has completed its previously announced acquisition of the operations of Camuto Group, the legendary product design and brand development organization best known for the successful Vince Camuto® brand and the footwear licenses of Jessica Simpson® and Lucky Brand®. As part of the transaction, DSW will acquire Camuto Group’s entire global production, sourcing and design infrastructure, including operations in Brazil and China, a new, state-of-the-art distribution center in New Jersey and a large amount of working capital consisting primarily of fresh branded inventory and accounts receivable.

Additionally, DSW Inc. and Authentic Brands Group LLC (ABG), a global brand development, marketing and entertainment company, announced they have completed their acquisition of several intellectual property rights from the Camuto Group under a new partnership. Brands owned through the partnership include Vince Camuto®, Louise et Cie®, Sole Society®, CC Corso Como®, Enzo Angiolini® and others. The partnership will license the brands across existing lines in footwear, handbags and jewelry to DSW, and across new product categories to non-related parties with a focus on building out each brand’s lifestyle offerings. ABG will be responsible for the development, growth and global marketing of the brands in the joint venture. DSW will pay royalties to this new partnership based on the sales of footwear, handbags and jewelry. Subsequently, given its 40% ownership interest in the partnership, DSW will recoup a healthy portion of these paid royalties as well as earn royalties paid to the partnership from other parties who license the brand names to produce other lifestyle product categories.

“Our DSW, Shoe Company, Shoe Warehouse and leased footwear businesses have been steadily gaining market share through store expansion and comparable sales growth, and we’ve had recent successes in innovating experiences and service offerings,” says DSW Inc. Chief Executive Officer Roger Rawlins. “However, to ensure the health of our business for years to come, we needed to think in the long-term and set a course for greater market share by owning a design and sourcing infrastructure to gain greater control of our product assortment. This acquisition allows us to capture more footwear transactions in new points of sale including at our own industry-leading DSW retail network and now in wholesale, brand-owned direct-to-consumer, as well as in licensing and international franchising.”

Total consideration paid to the Camuto Group was approximately $341 million. DSW will be responsible for approximately $238 million of the purchase price, which includes:

•	$57 million for a 40% stake in the intellectual property of Camuto Group’s proprietary brands with Authentic Brands Group taking the majority stake of 60%

•

$181 million contribution for Camuto Group’s operations, consisting of approximately $60 million of existing working capital, an estimated $35 million of assets associated with Camuto Group’s state-of-the-art distribution center and the remaining $86 million purchasing the operations, talent, expertise and experience of Camuto Group

DSW will operate Camuto Group as a separate, standalone business under the current management team led by Alex Del Cielo and will maintain existing customer relationships, partnerships and brand direction, while providing liquidity and operational oversight as Camuto Group stabilizes and grows. DSW’s support enables Camuto Group to grow the business of its critical wholesale partners.

The transaction is expected to deliver several key strategic and financial benefits.

Key Strategic Benefits:

•	Immediate access to a talent base in design, sourcing, marketing and sales which is essential to growing DSW’s exclusive brand business;

•	Portfolio of globally recognized fashion brands with extensive millennial following, deepening DSW’s connection with that demographic;

•	A robust wholesale business, which greatly expands DSW’s addressable market and consumer touchpoints;

•

A strategic partnership with ABG that leverages their expertise in brand management and marketing across various brands and platforms and future opportunities to collaborate with ABG on their extensive portfolio of owned brands;

Key Financial Benefits:

•

Immediate access to a world-class design and sourcing organization, allowing DSW to avoid the substantial upfront capital investment, operating expenses, time investment and learning curve costs of developing similar capabilities associated with building such an organization itself;

•	Meaningful day-one gross margin uplift from capturing the wholesale margin on existing Camuto products sold at DSW;

•

Significant gross margin recapture as DSW begins to transition its exclusive brands portfolio to the Camuto platform by fiscal 2020; this infrastructure ultimately enables DSW to grow its exclusive brands business to $1 billion in annual retail sales, which traditionally generates 700 bps to 1,000 bps higher gross margin rates;

•	Opportunity to substantially grow Camuto Group’s direct-to-consumer business leveraging DSW’s proven expertise and infrastructure;

•	Opportunity to improve Camuto Group’s profitability with DSW’s extensive operating resources and global logistics and supply chain expertise;

•	Equity income through the joint venture, which will be responsible for growing licensing revenue from Camuto brands across several category extensions and across new global territories;

•	Double-digit pro forma Cash EPS accretion expected by end of fiscal 2020.

The standalone Camuto Group business model becomes accretive by:

•

Freeing up liquidity which had been strained after funding an unsuccessful attempt to operate retail stores and a challenged launch of a new distribution center, both of which resulted in substantial cash outlays, significant increased costs and business disruption. This transaction eliminates the Camuto debt burden and returns them to a state of fully flexible liquidity;

•

Bringing the Camuto distribution center to meaningfully improved efficiency levels with the guidance of DSW’s own engineering experts and experience in this space. DSW expects limited capital investment in the DC going forward.

“We are excited to partner with Camuto Group and Authentic Brands Group on this tremendous opportunity to drive profitable top-line and bottom-line growth at DSW Inc.,” says Rawlins. “Today marks the beginning of an exciting transformation for our business, as we cast a vision for the future that positions us as one of North America’s largest designers, producers and retailers of footwear.”

About DSW Inc.

DSW Inc. is a leading footwear and accessories retailer that operates a portfolio of several value retail concepts under the DSW Designer Shoe Warehouse, Shoe Company, Shoe Warehouse and Town Shoes brands. DSW also supplies footwear at leased locations in the U.S. through its Affiliated Business Group and franchised international locations. Products are available across North America at nearly 1,000 retail outlets and via e-commerce sites and a mobile app. More information can be found at www.dswinc.com.

About Camuto Group

Camuto Group is an international company that designs, develops and distributes fashion footwear, accessories and apparel. Founded in 2001 by Vince Camuto, the company is renowned for its ability to develop lifestyle brands on a global scale. Camuto Group builds on the success of Vince Camuto®, extending to brands that include Louise et Cie®, Two By Vince Camuto®, Vince Camuto® men’s, Imagine Vince Camuto® and 1. STATE®. Camuto Group also holds footwear licenses for Jessica Simpson®, as well as footwear and handbag licenses for Lucky Brand® and ED Ellen DeGeneres®. To expand Camuto Group’s platform and develop apparel opportunities for partners, the company acquired Bernard Chaus Inc. in 2015. As part of the company’s focus on digital innovation and demand prediction, Camuto Group added Sole Society® to its stable of brands in 2016. In addition, Camuto Group entered into a partnership with Mercedes Castillo® to launch an advanced contemporary lifestyle collection. Camuto Group products are sold in more than 5,400 doors worldwide.

About Authentic Brands Group

Authentic Brands Group (ABG) is a brand development, marketing and entertainment company, which owns a portfolio of global entertainment and lifestyle brands. Headquartered in New York City, ABG manages, elevates and builds the long-term value of more than 50* consumer brands and properties by partnering with best-in-class manufacturers, wholesalers and retailers. Our brands have a global retail footprint in more than 50,000 points of sale across the luxury, specialty, department store, mid-tier, mass and e-commerce channels and more than 4,550* branded freestanding stores and shop-in-shops around the world. ABG is committed to transforming brands by delivering compelling product, content, business and immersive brand experiences. We create and activate original marketing strategies to drive the success of our brands across all consumer touchpoints, platforms and emerging media. ABG’s portfolio of iconic and world-renowned brands generates $8.7 billion* in annual retail sales worldwide and includes Marilyn Monroe®, Mini Marilyn®, Elvis Presley®, Muhammad Ali®, Shaquille O’Neal®, Dr. J®, Greg Norman®, Neil Lane®, Thalia®, Michael Jackson® (managed brand), Nautica®, Aéropostale®, Juicy Couture®, Vince Camuto®, Herve Leger®, Judith Leiber®, Frederick’s of Hollywood®, Nine West®, Frye®, Jones New York®, Louise et Cie®, Sole Society®, Enzo Angiolini®, CC Corso Como®, Hickey Freeman®, Hart Schaffner Marx®, Adrienne Vittadini®, Taryn Rose®, Bandolino®, Misook®, 1.STATE®, CeCe®, Chaus®, Spyder®, Tretorn®, Tapout®, Prince®, Airwalk®, Vision Street Wear®, Above The Rim®, Hind®, Thomasville®*, Broyhill®*, Drexel®* and Henredon®*. For more information, please visit ABG-NYC.com.

*	Pending the closing of the Heritage Home Group brands acquisition in Q4 of 2018.

Cautionary Statement Concerning Forward-Looking Statements

This release contains forward-looking statements addressing the acquisition and the other transactions contemplated in the definitive agreement and other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include the ability to successfully complete the acquisition on a timely basis; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; the outcome of any legal proceedings that may be instituted against the parties and others related to the acquisition; or the satisfaction of certain conditions to the completion of the acquisition. This release reflects management’s views as of November 6, 2018. Except to the extent required by applicable law, DSW Inc. undertakes no obligation to update or revise any forward-looking statement.

Source: DSW Inc.

For more information:

Christina Cheng, investorrelations@dswinc.com

Margaret Standing mediarelations@dswinc.com